UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TIMELINE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIMELINE, INC.
Licensors of Intellectual Property

1700 Seventh Avenue, Ste. 2100
Seattle, Washington 98101
206.357.8420

April 30, 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Timeline, Inc. to be held on Tuesday, June 10, 2008, at 4:00 p.m., Pacific Time, at Timeline, Inc., 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101.

The accompanying Notice of Special Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to shareholders. I personally look forward to greeting those Timeline shareholders able to attend the meeting.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Therefore, please sign, date and promptly mail as soon as possible the enclosed proxy in the prepaid envelope provided.

Thank you.

Sincerely,

/s/ Charles R. Osenbaugh

Charles R. Osenbaugh
President, Chief Executive Officer and Director

TIMELINE, INC.
Licensors of Intellectual Property

1700 Seventh Avenue, Ste. 2100
Seattle, Washington 98101
206.357.8420

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2008

TO THE SHAREHOLDERS OF TIMELINE, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments, postponements or rescheduling thereof, the “Meeting”) of Shareholders of Timeline, Inc., a Washington corporation, will be held on Tuesday, June 10, 2008, at 4:00 p.m., Pacific Time, at Timeline, Inc., 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:

1.
To approve the sale of all of Timeline’s U.S. and foreign patents, which represent substantially all of the assets of Timeline, to Acacia Patent Acquisition LLC, pursuant to the Agreement attached as Annex A attached to and as described in the accompanying Proxy Statement (“Patent Sale”);

2.
To approve the Plan of Complete Dissolution and Liquidation of Timeline, Inc. in the form attached as Annex B to the accompanying Proxy Statement (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”), regardless of whether the Patent Sale is consummated; and

3.	To transact such other business as may properly come before the Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 29, 2008 as the record date for determination of those shareholders entitled to notice of and to vote at the meeting. On April 29, 2008, there were 3,899,298 shares of common stock issued and outstanding.

By Order of the Board of Directors

/s/ Paula H. McGee
Secretary
Seattle, Washington
April 30, 2008

All shareholders are encouraged to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A prepaid envelope is enclosed for that purpose. Even if you have voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

TIMELINE, INC.
Licensors of Intellectual Property

1700 Seventh Avenue, Ste. 2100
Seattle, Washington 98101
206.357.8420

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2008

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Timeline, Inc., a Washington corporation, for use at a Special Meeting of Shareholders. The Special Meeting will be held on Tuesday, June 10, 2008, at 4:00 p.m., Pacific Time, or at any continuation or adjournment thereof (the “Special Meeting”). The Special Meeting will be held at our executive offices at 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101.

We intend to mail this Proxy Statement, including the Annexes and the accompanying proxy card, on or about May 9, 2008, to all shareholders entitled to vote at the Special Meeting.

SUMMARY TERM SHEET

This summary highlights selected information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. We strongly encourage you to read the entire proxy statement carefully, including the attached Annexes. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to Timeline, unless the context otherwise requires.

Sale of Patents to Acacia Patent Acquisition LLC (the “Patent Sale”)

•
On April 7, 2008, we entered into an agreement to sell to Acacia Patent Acquisition LLC, subject to certain conditions, our entire portfolio of 7 U.S. patents and 13 foreign patents for a purchase price of $1.2 million. A copy of the Agreement is attached as Annex A to this Proxy Statement.

•
Acacia has the right for 60 days to perform a due diligence investigation of the patents, and during such 60-day period, we have agreed not to discuss or negotiate with any third parties regarding the patents. Upon completion of the 60-day period, if Acacia determines, in its sole discretion, that the patents are acceptable to it, then the Agreement will continue in full force and effect; however, if Acacia determines the patents are unacceptable, the Agreement will automatically terminate.

•	Our agreement to sell the patents to Acacia is subject to and conditioned upon receiving approval from shareholders holding at least a majority of our issued and outstanding shares.

•	If Acacia determines the patents are unacceptable, the Agreement will terminate, regardless of whether shareholders approve the Patent Sale.

•	The Patent Sale is not conditioned upon the plan of dissolution being approved.

•	Under Washington law, shareholders have dissenters’ appraisal rights in connection with the Patent Sale. A copy of the dissenter’s rights statute is attached as Annex C to this Proxy Statement.

•
Our Board determined not to retain the services of a financial advisor in connection with the Patent Sale, and did not receive an opinion from a financial advisor or any other third party, as to the estimated valuation of the patents.

Plan of Complete Dissolution and Liquidation

•
The Board of Directors has approved and recommends to the shareholders the Plan of Complete Dissolution and Liquidation, in the form attached as Annex B to this Proxy Statement (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”), regardless of whether the Patent Sale is consummated.

•	If the Plan and our Dissolution are approved by our shareholders, regardless of whether the Patent Sale is consummated, we will:
•	file articles of dissolution with the Washington Secretary of State;
•	make an initial distribution to our shareholders of approximately $0.45 per share;
•	complete the sale and liquidation of our remaining assets;
•	pay or make reasonable provision for the payment of our known obligations;
•	if necessary, establish a contingency reserve for the satisfaction of unknown or additional liabilities; and
•	make final distributions to our shareholders of any available liquidation proceeds.

•
If shareholders approve the Plan and our Dissolution, but the Patent Sale is not approved or is not consummated, we will move forward with dissolution. If this happens, our Board will be authorized to sell and liquidate our remaining assets, including our patent portfolio, on such terms and to such parties, which may include Acacia, as the Board determines in its sole discretion, without requiring further shareholder approval.

•
After approval of the Plan and Dissolution by our shareholders and the filing of our articles of dissolution with the Washington Secretary of State, we expect to make an immediate distribution to our shareholders in the amount of $0.45 per share. Thereafter, we plan to liquidate all remaining assets and pay all of our liabilities and obligations. We then intend to establish, if necessary, a contingency reserve to cover any unknown liabilities and distribute the remaining amounts to shareholders as and when our Board of Directors deems appropriate. We anticipate that substantially all liquidation proceeds will be distributed within six months from the time we file our articles of dissolution, in accordance with the Plan and Washington law.

•
Because of the uncertainties as to the ultimate settlement amount of our remaining liabilities and expenditures we will face during liquidation, we are not able to predict with precision or certainty specific amounts, or timing, of future liquidation distributions. Assuming that the Patent Sale is consummated on the terms described in this proxy statement, and that we complete our dissolution by the end of 2008, we estimate that the amount ultimately distributed to our shareholders will be in the range of $0.60 to $1.00 per share. This range is based on our estimates of the total consideration Acacia will pay us in the Patent Sale, our existing cash reserves, our liabilities and what our revenues and expenses will be from the closing date of the sale until our final dissolution. Factors that may affect the per share distribution amount to shareholders include the actual amount of expenses we incur for such things as legal and accounting fees, operating expenses and expenses related to the proposed transaction, and other liabilities we incur that would reduce the per share distribution amount. If we do not consummate the Patent Sale on the terms described herein, any future sale or liquidation of our patents will likely be at a price less than the purchase price offered by Acacia, which will reduce the amount of distributions to shareholders.

•
As a result of our Dissolution and liquidation, for federal income tax purposes shareholders will recognize a gain or loss equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of any property distributed to them (reduced by any liability assumed or taken subject to), and (2) their tax basis in shares of our common stock. Any loss generally will be recognized only when the final distribution from us has been received, which could be as much as three years after our Dissolution. You should consult your tax advisor as to the tax effects of the Plan and Dissolution in your particular circumstances.

•	Under Washington law, shareholders will not have dissenters’ appraisal rights in connection with the Plan and Dissolution.

•
Our Board determined not to retain the services of a financial advisor in connection with the dissolution, and did not receive an opinion from a financial advisor or any other third party, as to the estimated valuation of our assets, and the amount of any distribution to the shareholders.

•
Under Washington law, if we fail to create an adequate contingency reserve or if such reserve is insufficient to satisfy the ultimate aggregate amount of the Company’s expenses and liabilities, each shareholder could be held liable for amounts due creditors to the extent of amounts the shareholder received from the Company.

•
The Board may revoke the Plan, in its sole discretion without further shareholder approval, at any time within 120 days after filing of the articles of dissolution, to the extent permitted by the Washington Business Corporation Act. The Plan cannot be amended or modified under circumstances that would require additional shareholder solicitations under the Washington Business Corporation Act, unless we comply with the applicable provisions of such laws.

•
If our shareholders do not vote to approve the Plan, our Board of Directors will explore what, if any, alternatives are available for the future of the Company, particularly in light of the fact that we have no operations and our principal assets consist of our cash and short-term investment balances and our portfolio of 7 U.S. patents and 13 foreign patents issued in nine other countries. However, the Board of Directors does not presently believe that there are viable alternatives to the Plan.

•	Approval of the Plan and Dissolution requires affirmative approval and authorization by the holders of a least a majority of the outstanding shares of our common stock entitled to vote.

Board Recommendation

Our Board of Directors recommends that shareholders approve both the Patent Sale and the Plan and Dissolution. As of the record date, our executive officers and directors together beneficially owned 1,087,514 shares of our common stock, representing approximately 26.3% of our outstanding common stock. Our executive officers and directors have verbally indicated that they intend to vote their shares of common stock in favor of both the Patent Sale and the Plan and Dissolution.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5

QUESTIONS AND ANSWERS	5

VOTING, VOTES REQUIRED AND SOLICITATION	10

PROPOSAL 1: APPROVAL OF THE PATENT SALE	12

The Companies	12
Background of the Patent Sale	13
Reasons for the Patent Sale	15
Terms of the Patent Sale Agreement	16
Tax Consequences of the Patent Sale	18
Dissenters’ / Appraisal Rights	18
No Opinion of Financial Advisor	20
Regulatory Approvals	20
Certain Interests of our Officers and Directors	20
Vote Required to Approve the Patent Sale	20
Recommendation of Our Board of Directors	20

PROPOSAL 2: APPROVAL OF THE PLAN AND OUR DISSOLUTION	21

Background of the Plan and Dissolution	21
Dissolution Under Washington Law	22
Effect of Dissolution	22
Liquidation Distributions	23
Principal Provisions of the Plan of Dissolution	24
Our Conduct Following Adoption of the Plan	26
Contingency Reserve	26
Potential Liability of Shareholders	27
Final Record Date	28
Listing and Trading of Our Common Stock; Termination of Reporting Requirements	28
No Dissenters’ Appraisal Rights	28
Continuing Indemnification and Insurance	28
Payment of Expenses	29
Regulatory Approvals	29
Certain Interests of our Officers And Directors	29
Vote Required to Approve the Plan and Dissolution	29
Recommendation of Our Board of Directors	29

RISK FACTORS IN CONNECTION WITH THE PLAN AND DISSOLUTION	30

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DISSOLUTION	32

Consequences to Timeline	33
Consequences to Shareholders	33
Back-Up Withholding	34
Taxation of Non-United States Shareholders	34
State and Local Taxes	34

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	34

WHERE YOU CAN FIND MORE INFORMATION	35

SHAREHOLDER PROPOSALS	36

OTHER BUSINESS	36

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of the Company’s assets, the anticipated liquidation value per share of our common stock, and the timing and amounts of any distributions of liquidation proceeds to shareholders. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

These and other forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations regarding such matters expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the proceeds from the sale of our non-cash assets could be lower than anticipated, that the amount required for the settlement of our liabilities could be higher than expected, as well as the other factors set forth under the caption “Risk Factors to be Considered in Connection with the Plan and Our Dissolution.” All of such factors could substantially reduce or eliminate the amount available for distribution to our shareholders. Although we believe that the expectations reflected in our forward-looking statements contained in this Proxy Statement and accompanying materials are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS

These Questions and Answers summarize some of the information contained elsewhere in this Proxy Statement. They are provided to assist our shareholders in their review of this Proxy Statement and in considering certain matters to be acted upon at the Special Meeting. However, they may not contain all of the information that is important to you. To understand fully the proposals being submitted for shareholder approval, as well as the procedures for voting and for the Special Meeting, you should carefully read this Proxy Statement in its entirety.

Q:	What matters will be presented for shareholder action at the Special Meeting?

A:	The proposals to be submitted for consideration by our shareholders at the Special Meeting are:

1.	To approve the Patent Sale, pursuant to the Agreement set forth on Annex A; and
2.	To approve the Plan and the Dissolution of the Company in accordance with the terms of the Plan set forth on Annex B; and
3.	Any other matter that may properly come before the Special Meeting.

We know of no other business to be presented at the Special Meeting. If any other proposals properly come before the Special Meeting, the individuals named in the accompanying proxy card will, to the extent permitted by law, vote shares as to which they have been granted a proxy in accordance with their judgment.

Q:	Why is the Company proposing the sale of its entire patent portfolio and its dissolution and liquidation?

A: Since September 1, 2005, our business has been exclusively the licensing of intellectual property protected by patents granted by the U.S. Patent and Trademark Office and eight other countries. Our principal assets consist solely of our portfolio of 7 U.S. patents and 13 foreign patents, a note receivable in the face amount of $260,000 due August 31, 2008, an account receivable of $500,000 and cash in excess of accrued expenses and payables of approximately $2,300,000.

Our Board of Directors has considered at length the appropriate strategic direction for the Company, including but not limited to going private, merger with a larger entity, acquiring the assets of another business or continuing to license our patents through enforcement activity as necessary. After further consideration of all strategic options available to the Company at meetings of the Board held on February 5, 2008, and March 5, 2008, the Board concluded that the liquidation and dissolution of the Company and the distribution of the Company’s assets in connection therewith was in the best interests of the Company’s shareholders when compared to other alternatives. The most significant issue on which the Board has based its recommendation is that the cost of being a public entity today and in the foreseeable future is excessive for a company of the limited means as is Timeline. With no realistic prospect of a single entity or a group of people who are willing to purchase the shares of other shareholders, it is not possible to ‘take the company private’ and thereby eliminate the costs of remaining public. Additionally, continuing to pursue licensing would likely require initiating additional litigation. Not only would the litigation be of great expense, the process would most likely require the Company to continue as a public entity for years to come; a potentially very costly process. Our Board believes that it is in the best interests of our shareholders to allow them to determine how to invest the resulting cash distributions rather than the Company’s pursuit of an acquisition strategy involving an investment in other assets or businesses. It was the consensus of the Board that it should adopt a resolution and make a recommendation to the shareholders that the Company be dissolved.

Subsequent to this determination by the Board for dissolution, we received a proposal from Acacia for the sale of our entire patent portfolio for $1.2 million. This proposed sale of our patents, our primary non-cash assets, was consistent with the Board’s recommendation for dissolution and at a price that the Board believes is fair and reasonable.

Q:	How does the Board recommend that I vote on the Patent Sale and on the proposal for dissolution?

A:	Our Board unanimously recommends that you vote “FOR” the Patent Sale and “FOR” the proposal to approve the Plan and Dissolution.

Q:	How much do I receive if the Plan and our Dissolution are approved?

A:
If the Plan and our Dissolution are approved, regardless of whether the Patent Sale is approved and closes, we expect to make an immediate cash distribution to our shareholders of $0.45 per share. Thereafter, after we liquidate our non-cash assets and settle remaining liabilities, we will make a final liquidation distribution to our shareholders. Assuming that the Patent Sale is consummated on the terms described in this proxy statement, and that we complete our dissolution by the end of 2008, we estimate that the amount ultimately distributed to our shareholders will be in the range of $0.60 to $1.00 per share (inclusive of the initial $0.45 proposed immediate distribution). If we do not consummate the Patent Sale on the terms described herein, any future sale or liquidation of our patents will likely be at a price less than the purchase price offered by Acacia, which will reduce the amount of distributions to shareholders. To the extent that the value of our assets is less or the amount of our liabilities or the amounts that we expend during liquidation are greater than we anticipate, our shareholders could receive less than we currently estimate.

However, if the shareholders do not approve the Plan and Dissolution, but the Patent Sale is approved and closes, our Board will make a determination whether to make any distributions to our shareholders. In such a situation, we may not make any distributions to our shareholders.

Q:	What happens if the Patent Sale is not approved or is not consummated?

A:
If the Patent Sale is not approved or is otherwise not consummated, our Board of Directors will continue to explore dissolution and other potential liquidation events for the company, and will seek to contact other potential acquirers of the company or its assets. At present time the Board of Directors believes that Acacia presents the best offer for the sale of the patents, which constitute our principal assets.

If shareholders approve the Plan and our Dissolution, but the Patent Sale is not approved or is not consummated, we will move forward with dissolution. If this happens, our Board will be authorized to sell and liquidate our remaining assets, including our patent portfolio, on such terms and to such parties, which may include Acacia, as the Board determines in its sole discretion without requiring further shareholder approval.

Q:	What happens if the Plan and our Dissolution are not approved?

A:
If the Plan and our Dissolution are not approved, our Board of Directors will explore what, if any, alternatives are available for our future. However, the Board of Directors does not presently believe that there are viable alternatives to the Plan.

Q:	If the Plan and our Dissolution are approved, what happens next?

A:
We will file articles of dissolution with the Secretary of State of Washington; adopt the Plan by Board action in compliance with Washington law; pay or adequately provide for the payment of our liabilities; distribute the proceeds to the shareholders; and otherwise effectuate the Plan.

Q:	Who is entitled to vote at the Special Meeting?

A:
Our Board of Directors has selected the close of business on April 29, 2008 as the record date for the Special Meeting (the “Record Date”). Shareholders of record as of the Record Date are entitled to notice of, and to vote at, the Special Meeting.

Q:	How many shares must be present or represented in order to conduct business?

A:
We need a quorum in order to conduct business at the Special Meeting. We will have a quorum at the Special Meeting if a majority of the shares issued and outstanding on the record date and entitled to vote are present, either in person or by proxy. Abstentions and “broker non-votes” will be counted as present for the purposes of determining whether there is a quorum at the shareholders’ meeting. As of the Record Date, there were 3,899,298 shares of our common stock outstanding.

Q:	What if a quorum is not present or represented at the Special Meeting?

A:
If a quorum is not present, we expect to adjourn the Special Meeting in order to solicit additional proxies. In this event, the persons named in our proxy card will have the authority, and presently intend, to vote the shares as to which they have been granted proxies “FOR” adjournment.

Q:	How many votes are entitled to be cast in respect of each share of common stock?

A:	Holders of record of our common stock as of the close of business on April 29, 2008 will be entitled to one vote per share on each matter of business properly brought before the meeting.

Q:	What vote is required to approve the Patent Sale and the Plan and our Dissolution?

A:
The affirmative vote of a majority of the total number of votes entitled to be cast by all shares outstanding on the Record Date is necessary to approve each of the Patent Sale and the Plan and our Dissolution. These two proposals are not conditioned on each other; accordingly, shareholders can approve one proposal and reject the other. The Board of Directors recommends that shareholders approve both proposals.

Q:	What are the interests of our Board of Directors, Officers and Shareholders in the Patent Sale and in the Plan and Dissolution?

A:	Our directors, officers and employees have no special interests in the Patent Sale or in the Plan and Dissolution, other than their interests as holders of common stock.

Following Dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our Articles of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we may purchase a “tail” policy, for which we would have to prepay the premium, to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for up to five years.

Q:	What is the effect if I do not return my proxy card and do not vote at the Meeting?

A:
If you neither return your proxy card nor vote at the Meeting, the effect will be a vote against both the Patent Sale and the proposal to approve the Plan and our Dissolution. Abstentions also will have the effect of a vote against both the Patent Sale and the Plan and our Dissolution. Finally, if authority to vote shares is withheld, including instances where brokers are not permitted to exercise discretionary authority for beneficial owners who have not returned a proxy card (so-called “broker non-votes”), such shares will have the same effect as votes against both the Patent Sale and the proposal to approve the Plan and our Dissolution.

Q:	If I hold shares of the Company’s common stock in “street name” with my broker, will the broker vote these shares on my behalf?

A:
A broker or other nominee may not vote Company common stock on the Patent Sale or the proposal to approve the Plan and our Dissolution unless the beneficial owner of those shares specifically provides the broker or nominee with instructions on how to vote. Shareholders should follow the directions provided by their brokers regarding how to instruct brokers to vote their shares. The failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposals.

Q:	Can I change my vote after I have signed and mailed my proxy card?

A:	Yes. If you return your proxy card and you later change your mind, you may revoke the proxy at any time before a vote is taken at the Special Meeting by:

•    informing the Company in writing that you are revoking the proxy;
•    completing, executing and delivering a proxy card bearing a later date; or
•    voting in person at the Meeting.

Q:	Can I still sell my shares of common stock?

A:
You may sell your shares of common stock at this time. Our common stock currently trades on the OTC Bulletin Board under the symbol “TMLN”. However, upon the filing of our articles of dissolution with the Washington Secretary of State, your shares will be treated as no longer being outstanding and may not thereafter be sold in the open market.

Q:	What do I need to do now?

A:
After carefully reading and considering the information in this Proxy Statement, including the copy of the Agreement for the Patent Sale included as Annex A and the copy of the Plan included as Annex B, you should complete and sign your proxy card and return it in the enclosed postage prepaid return envelope as soon as possible.

Q:	What happens to my shares of common stock after the Dissolution?

A:
The liquidation distributions under the Plan shall be in complete cancellation of all of the outstanding shares of our common stock. From and after the date of filing the articles of dissolution, and subject to applicable law, our common stock will be treated as no longer being outstanding and each holder of our common stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan.

Q:	Should I send in my stock certificates now?

A:
No. You should not forward your stock certificates before receiving instructions to do so. As a condition to receipt of any distribution to the shareholders, our Board, in its absolute discretion, may require the shareholders to (i) surrender their certificates evidencing their shares of common stock to us, or (ii) furnish us with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates should be required following the Dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q:	How can I get additional information and documents?

A:
If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact our corporate secretary at 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101. You also may view, download and print our public filings from the Securities and Exchange Commission’s web site at www.sec.gov.

VOTING, VOTES REQUIRED AND SOLICITATION

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting.

Voting Securities; Quorum

Only holders of record of Timeline common stock at the close of business on April 29, 2008, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 3,899,298 shares of Timeline common stock were issued and outstanding and held by 103 holders of record. Holders of record of Timeline common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal. The inspector of election appointed for our Special Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

We need a quorum in order to conduct business at the Special Meeting.  We will have a quorum at the Special Meeting if a majority of the shares issued and outstanding on the record date and entitled to vote are present, either in person or by proxy. Abstentions and “broker non-votes” will be counted as present for the purposes of determining whether there is a quorum at the Special Meeting.

Votes Required for Approval

Under Section 7 of our Articles of Incorporation, as amended, approval of the Patent Sale and approval of the Plan and Dissolution each requires approval by the holders of at least a majority of outstanding shares of our common stock entitled to vote at the Special Meeting.

If you neither return your proxy card nor vote at the Special Meeting, the effect will be a vote against the Patent Sale and the proposal to approve the Plan and our Dissolution. Abstentions also will have the effect of a vote against the Patent Sale and the Plan and our Dissolution. Finally, if authority to vote shares is withheld, including instances where brokers are not permitted to exercise discretionary authority for beneficial owners who have not returned a proxy card (so-called “broker non-votes”), such shares will have the same effect as votes against the Patent Sale and the proposal to approve the Plan and our Dissolution.

A broker holding shares for a beneficial owner may not vote upon the matter of the Patent Sale and the Plan and our Dissolution without such beneficial owner’s specific instructions. Accordingly, all beneficial owners of our common stock are urged to return their proxy cards, marked to indicate their votes, or to contact their brokers to determine what actions they must take to vote.

Adjournment

If a quorum is not present at the Special Meeting, or if we have insufficient votes to approve the Patent Sale and the Plan and Dissolution at the Special Meeting, we expect to adjourn the Special Meeting to solicit additional proxies. Shares voting against the proposals will not be voted in favor of adjournment.

Voting Your Shares and Changing Your Vote

You may vote by proxy or in person at the Special Meeting.

• Voting in Person - If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Special Meeting.

• Voting by Proxy - All shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for approval and authorization of the Plan and Dissolution.

• Revocation of Proxy - Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Special Meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the Special Meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the Special Meeting without voting will not by itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

IF YOU CANNOT BE PRESENT AT THE SPECIAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. For your convenience, a pre-addressed and postage-paid return envelope is enclosed for that purpose.

How Proxies are Counted

Only shares affirmatively voted for the approval and authorization of the Patent Sale and the Plan and Dissolution, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Patent Sale and the Plan and Dissolution proposals. Shares of Timeline common stock held by persons attending the Special Meeting but not voting, and shares of Timeline common stock for which we received proxies but with respect to which holders of those shares have abstained from voting on any matter, will have the same effect as votes against that matter.

Dissenters’ Rights

Under Washington law, shareholders are entitled to dissenters’ rights of appraisal in connection with the Patent Sale. A copy of the dissenter’s rights statute is attached as Annex C to this Proxy Statement. However, shareholders are not entitled to dissenters’ rights of appraisal in connection with the Plan or our Dissolution.

Stock Ownership of Management

Information concerning the holdings of certain of our shareholders is set forth below under “Voting Securities and Principal Holders Thereof.”

Cost of Solicitation

We are soliciting proxies for the Special Meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials. We may solicit proxies by personal interview, mail, telephone and electronic communications. We have not retained any third-party service to assist in the solicitation of proxies for the Special Meeting.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, we are permitted to deliver to two or more shareholders sharing the same address a single copy of the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the Proxy Statement to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Shareholders may notify us of their requests by writing us at our principal executive offices at 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101 or by calling us at (206) 357-8420.

PROPOSAL 1: APPROVAL OF THE PATENT SALE

This section of the proxy statement describes certain aspects of the sale of all of our U.S. and foreign patents to Acacia Patent Acquisition LLC, which represents the sale of substantially all of our assets. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Timeline, Inc.

Timeline, Inc., headquartered in Seattle, Washington, licenses intellectual property protected by patents granted by the U.S. Patent and Trademark Office and eight other countries. We currently hold 7 patents issued by the U.S. Patent and Trademark Office on our technology, for a total of 148 issued claims. We have also been issued 13 patents in Australia, Canada, China, Hong Kong, Israel, Korea, Mexico and Singapore. The patents generally involve technology with broad applications in financial reporting, data warehousing and data mart creation, use, enhancement and publishing.

Previously, we also developed, marketed and supported enterprise-wide financial management, budgeting and reporting software and event-based notification, application integration and process automation systems. We completed the sale of our software operations and assets to Global Software, Inc. on August 31, 2005.

Our principal executive offices are located at 1700 Seventh Avenue, Suite 2100, Seattle, Washington 98101 and the telephone number of our principal executive offices is (206) 357-8422.

Acacia Patent Acquisition LLC

Acacia Patent Acquisition LLC is controlled by Acacia Research Corporation (Nasdaq:ACTG); a publicly traded entity which is in the business of licensing patents either owned by its affiliates or as an agent of third party patent owners. The address of Acacia’s principal executive office is 500 Newport Center Dr., 7th Floor, Newport Beach, CA 92660 and the telephone number of its principal executive office is (949) 480-8300.

Background of the Patent Sale

Since the sale of our software operations to Global Software in August 2005, our business has been exclusively the licensing of our patented intellectual property. We believed that our patents continued to represent significant value to us and our shareholders, and we sought to maximize that value. Under this business model, we would identify potential infringers of our patents and then seek to negotiate with them to obtain a patent license from us. In December 2005 we entered into patent license agreement with Sage Software, Inc., for a one-time payment of $800,000 in license revenue to us.

Typically, however, our patenting activity requires us to threaten and often times pursue patent litigation for the third party to agree to license our patents. Such litigation is often protracted and expensive due to the complexity of the litigation and the size of the potential damage awards. In June 2005, we filed a patent infringement claim against ProClarity Corporation claiming, among other things, that one or more of ProClarity’s products infringed upon various of our patent claims when such products were used in combination with Microsoft’s Analysis Services cubes. In May 2006, Microsoft acquired ProClarity, and we subsequently named Microsoft in the lawsuit as an unlicensed direct infringer of our patents.

Because of our litigation against ProClarity Corporation and Microsoft Corporation, since December 2005 we were not successful in entering into new patent license agreements with third parties other than Sage as discussed above; and we anticipated that this would continue until the litigation we instituted against ProClarity Corporation was resolved. Subsequently, on October 15, 2007 we settled the lawsuits with ProClarity and Microsoft. Under the settlement agreement, Microsoft paid us a one-time license fee of $5,000,000 and we entered into a patent license agreement with Microsoft. The net proceeds to us from this license fee were reduced by payment of our 45% contingent attorneys’ fees and other expenses of the litigation. The patent license to Microsoft provides a license for essential steps provided by Microsoft in any infringement of our patents when a Microsoft product is used in combination with a third party product. Consequently, many third party applications that are used in combination with a Microsoft product will not be required to obtain further patent licenses from us, which thereby reduces the number of potential third-party infringers of our patents.

Since October 2007, following the settlement of our lawsuits against ProClarity and Microsoft, we have, under the direction of our Board of Directors, undertaken a review of our options for the future, including whether to continue licensing our patents either directly or in conjunction with a joint venture partner, or whether we can reasonably sell the patents outright; most likely to an entity with the finances and wherewithal to aggressively pursue litigation, if necessary, to maximize the commercial value of the patents. We also solicited potential merger partners who may value the public entity and patents. In addition, we considered liquidating and dissolving the corporation or keeping our existing business and continuing to license the patents directly. All of these efforts at identifying possible options were intended to allow our Board to decide the best approach going forward to maximize return to our shareholders. We disclosed these potential options to shareholders in our quarterly report on Form 10-QSB for the quarters ended September 30, 2007 and December 31, 2007.

The Board of Directors initially charged management with the task of reviewing and updating its research on potential licensees of the patents, and analyzing Timeline’s ability to pursue an aggressive licensing strategy in light of the perceived costs, both directly and in maintaining the company’s public status. As part of this activity, we also contacted several agents and potential acquirers seeking, in part, to test the viability of selling the patents, entering into a joint undertaking to pursue aggressive licensing, or merging the company into another entity. At a meeting held in January 2008, the Board discussed this matter in great detail and directed management to emphasize its efforts to find potential purchasers of the patents or merger partners. It was the general sense of the Board that the time and costs of instigating additional litigation in an effort to accelerate licensing revenue was not feasible as a long term strategy. The Board also discussed the potential of hiring an agent to market the patents, but concluded that there could be no guarantees as to period of time that such efforts would take nor the amount, if any, which would ultimately be earned. Finally, the Board does not believe that it is in the best interest of shareholders to continue to support Timeline as a public company over an extended period of time.

Over the next several months, management held discussions with approximately six different potential acquirers of the patents. Additionally, we held discussions with several entities in the business of acting as agents on a fee basis in representing owners of patents with a goal of procuring a sale. These discussions were uniformly conducted under confidentiality agreements, and other than on-going discussions with Acacia (as discussed below) and another third party, none resulted in formal written proposal for the Board’s consideration. In late February, we received a written offer from a third party for the sale of our patents for $500,000; however, the Board believed that such offer was undervalued, and precluded our ability to seek additional patent licenses that we were attempting to negotiate.

The Board reviewed and discussed the progress of these discussions, and gave further consideration of other strategic options available to us, at Board meetings held in February and March 2008. At these Board meetings, the Board concluded that our liquidation and dissolution and the distribution of our assets in connection therewith was in the best interests of the shareholders when compared to other alternatives. The Board directed management to start taking steps for dissolution, while at the same time to continue to finalize some additional patent licenses that we were attempting to negotiate, and to explore potential outstanding interest from third parties for the sale of the patents.

At this Board direction, management continued to seek to obtain licenses to the patents from third parties who management felt might benefit from a license. As has been our experience over the years, it is very difficult to trigger such licenses from parties who may have concerns about infringement without filing litigation. The Board determined that initiating additional litigation would likely not be in the best interest of shareholders as such litigation could require keeping the company registered as a public entity for years to come. Furthermore, the company could only afford to conduct any such litigation on a contingency fee basis and would still have to cover the direct costs, including independent experts. Despite these difficulties, we successfully entered into two patent licenses, one in early March 2008 and the second in early April 2008, both with parties whose activities to date were never alleged to have constituted infringement. These parties procured licenses in order to allow them greater latitude in the design and improvement of their product lines. The proceeds of these licenses consist of a one-time license fee of $500,000 from one licensee, and in the case of the other, redemption of 291,500 shares of Timeline stock held by it. Such redemption will, in the event of a liquidation or sale of the company, enhance the monies or other consideration received by the remaining shareholders by approximately 7.5%.

In the case of Acacia, we had initiated serious discussions with Acacia in February of this year. Timeline cooperated in providing various materials to assist Acacia in conducting preliminary due diligence, mainly focused on the history of our various litigation matters and breath of the patent portfolio. Following the Board’s directive in early March 2008, we continued discussions with Acacia for a potential acquisition. On March 21 2008, Acacia conveyed orally a proposal to acquire our patent rights. The proposal was subject to a 60-day due diligence period for Acacia to review our patents and to determine if the patents are acceptable to Acacia, in its sole discretion.

Management had previously informed the Board of the potential of negotiating an agreement with Acacia, and after receipt of the proposal from Acacia on March 21, 2008, management poled the Board members individually on the Acacia proposal. Management held confidential discussions with several other potential acquirers to determine the status of their respective interest and whether any other proposals might be forthcoming, including the third party who had originally offered $500,000 for our patents in late February, who declined any further interest. Management also held further discussions with Acacia. On March 31, 2008 management and Acacia orally agreed to terms, subject to approval by Acacia’s senior management team and drafting of an agreement was commenced. On April 7, 2008, the parties executed a written agreement memorializing the terms discussed herein. On April 9, 2008, we filed a Current Report on Form 8-K to announce the signing of the Agreement.

The transaction being proposed with Acacia represents, in the opinion of the Board, the best option for delivering shareholder value, based on other available options and the lack of formal proposals from other potential parties.

Reasons for the Patent Sale

We agreed to sell our patent portfolio to Acacia because we believe that the transaction is in the best interests of Timeline and our shareholders. In approving the proposed sale of our patent portfolio to Acacia, and recommending that shareholders approve the proposed Patent Sale, the Board of Directors considered a number of factors before recommending that our shareholders approve the proposed Patent Sale, including the following:

•	That we have explored other strategic alternatives and received no other formal offers;
•	That the price being offered by Acacia represents, in the opinion of the Board, the best price and is fair and reasonable;
•	That the Patent Sale to Acacia would result in an amount of cash available for distribution to our shareholders in the liquidation in excess of any other identified alternative; and
•	That the Patent Sale is consistent with the Board’s recommendation of liquidating the assets to maximize shareholder value.

The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the Patent sale is fair to and in the best interests of Timeline and its shareholders. Rather, the determination to recommend that our shareholders approve the Patent sale was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Terms of the Patent Sale Agreement

The following summary of the terms of the Agreement is qualified to the complete text of the Agreement, a copy of which is attached as Annex A.

Patents to be Sold to Acacia

Subject to and upon the terms and conditions set forth in the Agreement, we intend to sell to Acacia all of our right, title and interest in and to our portfolio of 7 U.S. and 13 foreign patents (the “Patents”), as follows:

U.S. Patent No.	Title
6,631,382	Data retrieval method and apparatus with multiple source capability
6,625,617	Modularized data retrieval method and apparatus with multiple source capability
6,026,392	Data retrieval method and apparatus with multiple source capability
6,023,694	Data retrieval method and apparatus with multiple source capability
5,802,511	Data retrieval method and apparatus with multiple source capability
6,738,757	System for database monitoring and agent implementation
5,359,729	Method for searching for a given point in regions defined by attribute ranges, then sorted by lower and upper range values and dimensions

Foreign Patent No.	Country	Title
IL139665	Israel	Data retrieval method and apparatus with multiple source capability
IL125129	Israel	Data retrieval method and apparatus with multiple source capability
CA2240663	Canada	Data retrieval method and apparatus with multiple source capability
AU0729275	Australia	Data retrieval method and apparatus with multiple source capability
AU0772658	Australia	Data retrieval method and apparatus with multiple source capability
HK1018328	Hong Kong	Data retrieval method and apparatus with multiple source capability
CN1163821	China	Data retrieval method and apparatus with multiple source capability
CN198853	China	Data retrieval method and apparatus with multiple source capability
MX212383	Mexico	Data retrieval method and apparatus with multiple source capability
MX218620	Mexico	Data retrieval method and apparatus with multiple source capability
0538547	Korea	Data retrieval method and apparatus with multiple source capability
80171	Singapore	Data retrieval method and apparatus with multiple source capability
53983	Singapore	Data retrieval method and apparatus with multiple source capability

The Patent Sale also includes the following rights with respect to the Patents:

•	the rights to sue for past, present and future infringement of the Patents, including to collect and receive any damages, royalties, or settlements for such infringements,
•	the rights to sue for injunctive or other equitable relief,
•	any and all causes of action relating to any of the inventions or discoveries described in the Patents, and

•	all goodwill in connection with the foregoing.

Assets to be Retained by Timeline

We will retain all assets not sold to Acacia, including the following:

•	our cash, accounts receivable, deposits, prepaid expenses and cash equivalent items at closing;
•	certain equipment and tangible personal property;
•	rights under any life insurance policies owned by us;
•	the domain name www.tmln.com;
•	all rights to or claims for refunds, overpayments or rebates of any taxes and other governmental charges for periods prior to the closing;
•	our corporate and tax records; and
•	all books and records related to the foregoing.

Due Diligence Investigation by Acacia

Under the Agreement, Acacia has the right for 60 days to perform a due diligence investigation of the patents. Upon completion of the 60-day period, if Acacia determines, in its sole discretion, that the patents are acceptable to it, then the Agreement will continue in full force and effect; however, if Acacia determines the patents are unacceptable, the Agreement will automatically terminate.

Exclusivity of Negotiations

Under the Agreement, we agreed that during Acacia’s 60-day due diligence investigation period, we will not to discuss or negotiate with any third parties regarding the patents.

Purchase Price

The purchase price payable by Acacia for the Patent Sale is $1.2 million, payable in cash at closing.

Closing Date

If the Patent Sale is approved by our shareholders, and if Acacia is satisfied with its due diligence investigation, the closing will take place as soon as possible after the Shareholder Meeting.

If the shareholders have not approved the Patent Sale within 90 days after the date of the Agreement, the Agreement will terminate.

Representations and Warranties

Timeline has made limited warranties to Acacia in the Agreement relating to, among other things, the following:

•	ownership of the Patents;
•	identity of inventors to the Patents;
•	third party licenses, agreements and rights regarding the Patents;
•	the Patents being in full force and effect;
•	maintenance fees on the Patents;

•	claims of invalidity or unenforceability of the Patents; and
•	Timeline’s corporate power and authorization to enter into the Agreement and to sell the Patents.

These warranties of Timeline to Acacia are intended for the benefit of Acacia only, and are not for the benefit of shareholders or the investing public generally. They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Indemnification

The Agreement does not include any indemnification obligation by Timeline of Acacia.

Conditions to Completion of the Patent Sale

The closing conditions to the Patent Sale consist solely of the following:

•	Timeline’s shareholders will need to have approved the Patent Sale; and
•	Acacia must have determined, in its sole discretion, that the Patents are acceptable to it.

Tax Consequences of the Patent Sale

The following is a summary of certain United States federal income tax consequences from the Patent sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

The Patent Sale by Timeline will be a taxable transaction for United States federal income tax purposes. Accordingly, Timeline will recognize a gain or loss with respect to the sale of patents in an amount equal to the difference between the amount of the consideration received for each patent over the adjusted tax basis in the patent sold. The amount of consideration will include the amount of liabilities assumed, if any, for United States federal income tax purposes, by Acacia in the Patent Sale. Although the Patent Sale will result in a taxable gain to Timeline, we believe that all of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

See below under “Certain Federal Income Tax Consequences of the Plan and Dissolution” for a discussion of tax consequences from the Dissolution.

Dissenters’ / Appraisal Rights

Our shareholders will be entitled to dissenters’ rights as a result of the Patent Sale under the provisions of Section 23B.13.010 et seq. of the Washington Business Corporation Act and to have the fair value of Timeline’s shares paid in cash. The amount to be paid to dissenting shareholders could be more than or less than the value they would receive in the Patent Sale. To exercise dissenters’ rights, you must follow procedures that include giving notice to Timeline and not voting to approve the Patent Sale.

We describe below the steps which you must take if you wish to exercise dissenters’ rights with respect to the Patent Sale. This description is a summary only and is not complete. You should read RCW 23B.13.010 et seq. of the Washington Business Corporation Act, a copy of which is attached as Annex C to this proxy statement. Failure to take any one of the required steps may result in termination of your dissenters’ rights under the Washington Business Corporation Act. If you are considering dissenting, you should consult your own legal advisor.

To exercise dissenters’ rights, you must satisfy five conditions:

• You must be a shareholder of record. To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares as of April 29, 2008. If your shares are held in street name or are held of record by a broker or other person, you must take action to cause the broker or other holder of record to take the steps described below to dissent with respect to the shares you beneficially own.

• You must file a written notice before the Shareholder Meeting. You must send a written notice to Timeline of your intention to exercise dissenters’ rights for your shares. This written notice must be received by Timeline before the vote is taken to approve the Patent Sale. Voting against the Patent Sale, by itself, does not constitute notice of an intention to exercise dissenters’ rights.

• You must not vote in favor of the Patent Sale. You must not vote your shares at the Shareholder Meeting in favor of the Patent Sale. This requirement may be satisfied in one of the following ways:

•	if you do not return your proxy card and you do not vote at the Shareholder Meeting in favor of the Patent Sale;
•	if you submit a properly executed proxy with instructions to vote “against” the Patent Sale or to “abstain” from voting; or
•	if you revoke a proxy and later “abstain” from or vote “against” the Patent Sale.

A vote for the Patent Sale is a waiver of dissenters’ rights. If you return a signed proxy card and do not indicate a voting preference, the proxies will vote your shares in favor of the Patent Sale, and this will constitute a waiver of your dissenters’ rights. Failure to vote does not constitute a waiver of dissenters’ rights.

• You must file a written dissenters’ notice after the Patent Sale. If the Patent Sale is approved, Timeline will deliver a written dissenters’ notice to all shareholders who have satisfied the above requirements. You must complete this notice, including demanding payment of fair value for your shares, stating your name and address, and certifying the number of dissenting shares held of record on April 29, 2008. You must send this completed written notice to Timeline by the date specified in the notice.

• You must send your stock certificates for dissenting shares to Timeline. You must send your Timeline stock certificates for dissenting shares to Timeline no later than the date specified in the written dissenters’ notice.

If any of the conditions described above are not satisfied, you will have waived your dissenters’ rights. If all of the conditions described above are satisfied, Timeline will pay to each shareholder who properly exercises his or her dissenters’ rights the “fair value” of the dissenting shares, plus interest, as determined by Timeline. If Timeline does not make payment within 60 days or if a dissenting shareholder is dissatisfied with the payment of fair value, the dissenting shareholder must notify Timeline within 30 days after payment is made and must provide his or her own estimate of the fair value of the dissenting shares and demand payment from Timeline. If the parties cannot agree on the fair value of the dissenting shares, Timeline must commence a court proceeding to determine the value of the shares, plus interest. The costs of the court proceeding, including reasonable compensation for any appraisers appointed by the court and attorneys’ fees, will be assessed as the court considers equitable.

The “fair value” of any dissenting shares may be higher, the same, or lower than the net per share consideration to be received by Timeline in the Patent sale.

No Opinion of Financial Advisor

Our board of directors determined not to retain a financial advisor in connection with the proposed Patent Sale, and has not received any opinion from a financial advisor or other third party that the cash payments to be received by Timeline in the Patent Sale are fair, from a financial point of view, to Timeline. Over the past several months, we have engaged in extensive discussions and negotiations with other potential interested acquisition parties. As a result, our board of directors believes that it has a good understanding of the perceived market value of the company and our patent portfolio, and what a disinterested third-party would be willing to pay. Accordingly, our board of directors believes that the financial consideration offered by Acacia is fair to Timeline and its shareholders.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Patent Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Washington Business Corporation Act in connection with the Patent Sale.

Certain Interests of our Officers and Directors

None of our directors, executive officers, or any associate of any director or executive officer has any substantial interest, direct or indirect, in either the Patent Sale, other than their interest as holders of common stock. See “Voting Securities and Principal Holders Thereof.” We do not have any agreements that would require payment to any of our executive officers, directors or employees in connection with the Patent Sale.

Vote Required to Approve the Patent Sale

Under Section 7 of our Articles of Incorporation, as amended, the Patent Sale requires approval by the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the Shareholder Meeting. If we fail to obtain the shareholder approval of the Patent Sale, we will not be able to consummate the Patent Sale.

Recommendation of Our Board of Directors

Our board of directors has determined that the Patent Sale is expedient and in the best interests of Timeline and its shareholders. Our board has approved the Patent Sale, based on the terms of the Agreement, and recommends that the shareholders vote in favor of the proposal to approve the Patent Sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE PATENT SALE

PROPOSAL 2: APPROVAL OF THE PLAN AND OUR DISSOLUTION

Our Board of Directors is proposing the Plan and the Dissolution for approval by our shareholders at the Special Meeting. A copy of the Plan is attached as Annex B to this Proxy Statement. On February 5, 2008, our Board of Directors unanimously approved the Plan, confirmed its approval of our Dissolution and directed that the Plan and our Dissolution be submitted for shareholder action at the Special Meeting. The Plan will take effect on the date that it is approved by our shareholders.

Background of the Plan and Dissolution

See the discussion above under “Background of the Patent Sale.”

Since the sale of our software operations to Global Software in August 2005, our business has been exclusively the licensing of intellectual property protected by patents granted by the U.S. Patent and Trademark Office and eight other countries. Our principal assets consist solely of our portfolio of 7 U.S. patents and 13 foreign patents, a note receivable in the face amount of $260,000 due August 31, 2008, an account receivable of $500,000 and cash in excess of accrued expenses and payables of approximately $2,300,000.

Following the settlement of our lawsuits against ProClarity and Microsoft in October 2007, we have, under the direction of our Board of Directors, undertaken a review of our options for the future, including whether to continue licensing our patents either directly or in conjunction with a joint venture partner, or whether we can reasonably sell the patents outright; most likely to an entity with the finances and wherewithal to aggressively pursue litigation, if necessary, to maximize the commercial value of the patents. We also solicited potential merger partners who may value the public entity and patents. In addition, we considered liquidating and dissolving the corporation or keeping our existing business and continuing to license the patents directly. All of these efforts at identifying possible options were intended to allow our Board to decide the best approach going forward to maximize return to our shareholders. We disclosed these potential options to shareholders in our quarterly report on Form 10-QSB for the quarters ended September 30, 2007 and December 31, 2007.

Our Board of Directors has considered at length the appropriate strategic direction for the Company, including but not limited to going private, merger with a larger entity, acquiring the assets of another business or continuing to license our patents through enforcement activity as necessary. After further consideration of all strategic options available to us at meetings of the Board held on February 5, 2008 and March 5, 2008, the Board concluded that our liquidation and dissolution and the distribution of our assets in connection therewith was in the best interests of our shareholders when compared to other alternatives. The most significant issue on which the Board has based its recommendation is that the cost of being a public entity today and in the foreseeable future is excessive for a company of the limited means as is Timeline. With no realistic prospect of a single entity or a group of people who are willing to purchase the shares of other shareholders, it is not possible to ‘take the company private’ and thereby eliminate the costs of remaining public. Additionally, continuing to pursue patent licensing would likely require initiating additional litigation. Not only would the litigation be of great expense, the process would most likely require us to continue as a public entity for years to come; a potentially very costly process. Our Board believes that it is in the best interests of our shareholders to allow them to determine how to invest the resulting cash distributions rather than our pursuit of an acquisition strategy involving an investment in other assets or businesses. It was the consensus of the Board that it should adopt a resolution and make a recommendation to the shareholders that the company be dissolved.

Dissolution Under Washington Law

Washington law provides that a corporation may dissolve upon approval and recommendation by the board of directors of the corporation, followed by the approval of its shareholders. Following such approval, the dissolution is effected by filing articles of dissolution with the Secretary of State of Washington. The corporation is dissolved upon the effective date of its articles of dissolution.

Section 23B.14.050 of the Washington Business Corporation Act provides that once a corporation is dissolved, it continues its corporate existence but may not carry on any business except that appropriate to winding up and liquidating its business and affairs. The process of winding up includes:

•	publishing notice of dissolution and requesting persons with claims present them in accordance with the notice;
•	collection of assets and disposition of properties;
•	satisfaction or making reasonable provision for satisfaction of liabilities; and
•	distribution of any remaining assets to the shareholders of the corporation.

Effect of Dissolution

After adoption of the Plan by the shareholders, we anticipate that our activities will be limited to actions we deem necessary or appropriate to accomplish, among other things, the following:

•	filing articles of dissolution with the Secretary of State of Washington;
•	selling our limited remaining assets;
•	collecting, or providing for the collection of, accounts receivable, debts and other claims owing to us;
•
paying, or providing for the payment of, our debts and liabilities, including both known liabilities and those that are contingent, conditional, unmatured or unknown, in accordance with Washington law;

•	winding up our remaining business activities and withdrawing from any jurisdiction in which we remain qualified to do business;
•	complying with Securities and Exchange Commission (the “SEC”) filing requirements for so long as we are required to do so;
•	making ongoing tax and other regulatory fillings; and
•	preparing to make, and making, distributions to our shareholders of any liquidation proceeds that may be available for such distributions.

Under Washington law, following approval of the Plan, our Board of Directors may take such actions as it deems necessary or appropriate in furtherance of our Dissolution and the winding up of our business and affairs. Approval of the Plan by a majority of the votes entitled to be cast on the matter by all shares of common stock outstanding as of the Record Date will constitute approval of the above-listed activities, as well as all such other actions, by our Board.

During the liquidation process, we will pay our officers, directors, employees and agents compensation for services rendered in connection with the implementation of the Plan. Your approval of the Plan will constitute your approval of the payment of any such compensation.

Our Board may, at any time, appoint officers, hire employees and retain independent contractors to complete the liquidation of our remaining assets and distribute any net amount remaining from the sale of assets to our shareholders pursuant to the Plan.

Liquidation Distributions

Following approval of the Plan and Dissolution by the shareholders at the Special Meeting, our Board intends to make an initial distribution to all shareholders of $0.45 per share. The actual amount and timing of any such initial distribution may change, subject to contingencies and other uncertainties that may arise following the date of this proxy statement.

As of the date of this Proxy Statement, we had approximately $2,320,000 in cash and short-term investment balances, plus $760,000 in accounts receivable and short-term notes receivable. Our balance sheet as of this date also reflected total liabilities of approximately $9,000. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;
•	extension of our directors’ and officers’ liability insurance;
•	expenses incurred in connection with the Dissolution and our liquidation; and
•	professional, legal, accounting, consulting and escheatment fees.

We are currently evaluating the market value of our limited remaining non-cash assets on a liquidation basis. At the present time, although we are not able to predict with certainty whether sales proceeds from our remaining assets will differ materially from amounts recorded for those assets on our balance sheet, we currently estimate that the amount ultimately distributed to our shareholders will be between $.60 and $1.00 per share of common stock, computed as follows. All per share amounts below are based on an aggregate of 3,899,298 shares outstanding as of the Record Date.

1. Estimated Expenses

	Range of Estimated Expenses
(Based upon Estimate of Six Months to Liquidate)	Aggregate Amounts	Per Share Amounts
Ongoing operating, compensation, overhead and administrative expenses	$200,000	$0.05
Extension of directors’ and officers’ liability insurance	70,000	0.02
Expenses incurred in connection with the dissolution and liquidation, including special meeting, printing and mailing expenses	5,000	0.00
Professional, legal, accounting, consulting and escheatment fees	20,000	0.00

Total Expenses	$285,000	$0.07

Reserve	$100,000	$0.03

Total Estimated Expenses and Reserve	$395,000	$0.10

2. Estimated Assets

	Aggregate Amounts	Per Share Amounts
Cash and Short Term Investments	$2,300,000	$0.59
Notes and Accounts Receivable	760,000	0.19
Estimated Value of Non-Cash Assets	500,000	0.13

Total Estimated Assets	$3,560,000	$0.91

3. Estimated Distributions

	Aggregate Amounts	Per Share Amounts
Total Estimated Assets	$3,560,000	$0.91
Total Estimated Expenses and Reserve	(395,000)	(0.10)

Total Estimated Available for Distribution	$3,165,000	$0.81

Estimated Initial Distribution	$1,755,000	$0.45

Estimated Final Distribution	$1,410,000	$0.36

The range of $0.60 to $1.00 per share (inclusive of the initial $0.45) is our best current estimate of the amount of cash that will be available for distribution to shareholders following liquidation of assets, satisfaction of liabilities, final closeout and dissolution expenses and an adequate reserve for contingencies. We will continue to incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) following approval of the Plan and our Dissolution. These expenses will reduce the amount of assets available for ultimate distribution to shareholders. While we do not believe that we can make a precise prediction of the ultimate amount of such claims, liabilities and expenses, we believe that available cash and any amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and that we will make one or more cash distributions to shareholders.

We presently estimate that substantially all of our liquidation proceeds, after satisfaction of our liabilities, will be distributed to our shareholders within six months of the date on which we file our articles of dissolution with the Washington Secretary of State. However, we are not able to predict the precise nature, amount or timing of distributions, due primarily to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater, or the value of our assets is less, than we anticipate, our shareholders may receive substantially less than we presently anticipate. With respect to final distributions, our Board has not established a firm timetable for distributions to our shareholders. Subject to contingencies inherent in winding up our business, our Board intends to authorize any distributions as promptly as reasonably practicable. Our Board, in its sole discretion, will determine the actual amount and timing of all distributions.

Principal Provisions of the Plan of Dissolution

General

We will distribute pro rata to our shareholders, in cash or in kind, or sell or otherwise dispose of, all our property and assets. This liquidation is expected to commence as soon as practicable after approval of the Plan and our Dissolution by our shareholders at the Meeting and to be concluded in a period of approximately one to two years by a final liquidation distribution, although we presently believe that substantially all of our liquidation proceeds will be distributed to our shareholders within six months following the filing of articles of dissolution with the Washington Secretary of State. Any sales of our assets will be made in private or public transactions and on such terms as are approved by our Board of Directors. We do not anticipate that we will solicit any further votes of our shareholders with respect to the approval of the specific terms of any particular sale of assets approved by our Board of Directors.

Subject to the payment or the provision for payment of our indebtedness and other obligations, we expect to distribute from time to time pro rata to the holders of our common stock any cash on hand, together with the cash proceeds of any sales of our remaining assets. While the Plan permits us to distribute non-cash assets to our shareholders, we do not anticipate making such non-cash distributions. We may establish a reserve, referred to as the Contingency Reserve, in an amount determined by our Board of Directors to be sufficient to satisfy potential liabilities, expenses, and obligations. The net balance, if any, of the Contingency Reserve remaining after payment, provision, or discharge of all of our liabilities, expenses, and obligations will also be distributed to our shareholders pro rata.

The Plan provides that our Board of Directors may liquidate our assets in accordance with any applicable provision of the Washington Business Corporation Act.

Following approval by our shareholders of the Plan and our Dissolution, we expect to file articles of dissolution with the Secretary of State of the State of Washington. The Dissolution will become effective, in accordance with the Washington Business Corporation Act, upon proper filing of the articles of dissolution with the Secretary of State. We currently intend to file the certificate of dissolution promptly following shareholder approval of the Plan and our Dissolution at the Meeting. Pursuant to the Washington Business Corporation Act, we will continue to exist for three years after effectiveness of the Dissolution, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our shareholders any remaining assets, but not for the purpose of continuing the business for which we were organized or any other business. Any legal action commenced by or against us during the three-year dissolution period will not terminate by reason of the expiration of the period.

We expect to discontinue recording transfers of shares of our common stock on the date of our Dissolution, which will be the Final Record Date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books, except by will, intestate succession or operation of law, and will no longer be tradable in the open market. After the Final Record Date, we will not issue any new stock certificates, except in connection with such transfers or as replacement certificates. The liquidation distributions under the Plan shall be in complete cancellation of all of the outstanding shares of our common stock. From and after the Final Record Date, and subject to applicable law, our common stock will be treated as no longer being outstanding and each holder of our common stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan.

Revocation or Amendment

Under the Plan, our Board may revoke the Plan, in its sole discretion without further shareholder approval, at any time within 120 days after filing of the articles of dissolution, to the extent permitted by the Washington Business Corporation Act. In the event that a proposed modification or amendment of the Plan would, in the sole judgment of the Board, materially and adversely affect the interests of our shareholders, we expect to submit the modification or amendment to our shareholders for approval. We may not amend or modify the Plan under circumstances that would require additional shareholder solicitations under the Washington Business Corporation Act or the federal securities laws, unless we comply with the applicable provisions of such laws.

Sale of Our Assets

The Plan gives our Board of Directors the authority to sell all of our remaining assets. Agreements for the sale of assets may be entered into prior to the Special Meeting and, to the extent required by law, may be made contingent upon shareholder approval of the Plan and our Dissolution. Shareholder approval of the Plan and our Dissolution will also constitute approval of any and all such agreements and sales of our assets. We will sell our remaining assets on such terms as are approved by our Board of Directors. We may conduct sales by any means, including by competitive bidding or private negotiations. We do not anticipate that we will solicit any further shareholder votes with respect to the approval of the specific terms of any particular sale of assets approved by our Board of Directors. We do not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale, unless required by applicable law.

Under the Plan, if shareholders do not approve the Patent Sale, or if the Patent Sale is not otherwise consummated, our Board will be authorized to sell our patent portfolio to such parties, which may include Acacia, and on such terms as the Board determines, without obtaining further shareholder approval.

Our principal assets consist  solely of our portfolio of 7 U.S. patents and 13 foreign patents issued in nine other countries, a note receivable in the face amount of $260,000 due August 31, 2008, an account receivable of $500,000 and cash in excess of accrued expenses and payables of approximately $2,300,000.

The prices at which we will be able to sell our various assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals, and the net price that we receive will be reduced to the extent that we employ brokers to assist in the sale of our assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Our sale of an appreciated asset will result in the recognition of taxable gain to the extent that the fair market value of such asset exceeds our tax basis in such asset.

Our Conduct Following Adoption of the Plan

Our directors, officers and any employees will receive compensation for the duties that each of them performs from time to time as determined by our Board of Directors. Following approval of the Plan and our Dissolution by our shareholders at the Special Meeting, our activities will be limited to winding up our affairs, taking such actions as we believe may be necessary, appropriate or desirable to preserve the value of our assets, and distributing our assets in accordance with the Plan. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our Board of Directors determines to be in the best interests of our shareholders.

Contingency Reserve

Under the Washington Business Corporation Act, we generally are required, in connection with our Dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. Following shareholder approval of the Plan and our Dissolution, we will pay all expenses and fixed and other known liabilities and may then set aside a Contingency Reserve, consisting of cash or other assets that we believe to be adequate for payment of those claims that are unknown or have not yet arisen. We are currently unable to provide a precise estimate of the amount of any Contingency Reserve that may be required but any such amount will be deducted before the determination of amounts available for distribution to shareholders.

The actual amount of any Contingency Reserve will be based upon estimates and opinions of our Board of Directors, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, anticipated salary and benefits payments, estimated investment banking, legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements. Even if established, a Contingency Reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our shareholders for each such shareholder’s pro rata portion of the claim, up to the total amount distributed by us to that shareholder pursuant to the Plan. If we establish a Contingency Reserve, commencing with the time of our initial distribution, which we currently expect will occur within six months following the filing of our articles of dissolution with the Secretary of State of Washington after approval of such Dissolution by the shareholders, from time to time we expect to distribute to our shareholders any portions of such Contingency Reserve that our Board deems no longer to be required.

Potential Liability of Shareholders

Under the Washington Business Corporation Act, in the event we fail to create an adequate Contingency Reserve, or should such Contingency Reserve be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each shareholder could be held liable for amounts due creditors to the extent of amounts that such shareholder received from us under the Plan. Each shareholder’s exposure to liability is limited to his, her or its pro rata portion of the amounts due each creditor in the event we create an inadequate Contingency Reserve, to the extent such shareholder knew such distribution was made in violation of RCW 23B.06.400 or the company’s articles of incorporation regarding distributions to shareholders.

The potential for shareholder liability regarding a distribution continues for three years after the effective date of dissolution. Under the Washington Business Corporation Act, the Company’s dissolution does not remove or restrict any remedy available against the Company, its directors, officers or shareholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless action or other proceeding thereon is not commenced within three years after the effective date of the dissolution.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve, a creditor could seek an injunction against us to prevent us from making distributions under the Plan. Any such action could delay and substantially diminish cash distributions to our shareholders.

Final Record Date

The liquidation distributions made by us after the date specified by the Board of Directors for the effectiveness of the articles of dissolution (the “Final Record Date”) will be made to shareholders according to their holdings of common stock as of the Final Record Date. The liquidation distributions shall be in complete cancellation of all of the outstanding shares of our common stock. From and after the Final Record Date, and subject to applicable law, our common stock will be treated as no longer being outstanding and each holder of our common stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan. Accordingly, we will close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession, or operation of law, and will no longer be tradable in the open market. After the Final Record Date, we will not issue any new stock certificates, other than in connection with such permitted transfers or as replacement certificates. All liquidation distributions on or after the Final Record Date made by us will be made to shareholders according to their holdings of common stock as of the Final Record Date.

Shareholders should not forward their stock certificates before receiving instructions to do so. As a condition to receipt of any distribution to our shareholders, the Board, in its absolute discretion, may require our shareholders to (i) surrender their certificates evidencing their shares of common stock to us, or (ii) furnish us with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates should be required following the Dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate(s) evidencing his, her or its common stock has been lost, stolen, or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft, or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of Our Common Stock; Termination of Reporting Requirements

Our common stock currently trades on the OTC Bulletin  Board under the symbol “TMLN”. Because our common stock will be treated as no longer being outstanding as of the Final Record Date and because of the significant costs involved in compliance with reporting requirements and other laws and regulations applicable to public companies, we intend to apply to terminate our registration and reporting requirements under the Exchange Act. Regardless of whether registration is terminated, trading in the common stock on the OTC Bulletin  Board would terminate as of the effective date of our articles of dissolution.

No Dissenters’ Appraisal Rights

Under the Washington Business Corporation Act, our shareholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan or our Dissolution.

Continuing Indemnification and Insurance

Following shareholder approval of the Plan and our Dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with the terms of our Articles of Incorporation and Bylaws, including providing indemnification for actions taken in connection with the Plan and the winding up of our business and affairs. As part of our Dissolution process, we may purchase a “tail” policy, for which we would have to prepay the premium, to continue to maintain such insurance for claims made following the expiration of the then current policy for up to three years. Because our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we may provide for this contingency in the Contingency Reserve.

Payment of Expenses

In the discretion of our Board of Directors, we may pay brokerage, agency, professional and other fees and expenses to any person in connection with the sale or other disposition of our assets and the implementation of the Plan.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required in connection with the Plan or our Dissolution, except for filing of the articles of dissolution with the Washington Secretary of State.

Certain Interests of our Officers And Directors

None of our directors, executive officers, or any associate of any director or executive officer has any substantial interest, direct or indirect, in the Plan and Dissolution, other than their interest as holders of common stock. See “Voting Securities and Principal Holders Thereof.” We do not have any agreements that would require payment to any of our executive officers, directors or employees in connection with the Plan and Dissolution.

Following Dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our Articles of Incorporation and By-laws for actions taken in connection with the Plan and the winding up of our affairs. As part of our Dissolution process, we will consider whether to purchase a “tail” policy, which would require us to prepay the premium, to continue to maintain our directors’ and officers’ liability insurance for claims made following the expiration of the then current policy for up to three years.

Vote Required to Approve the Plan and Dissolution

Under Section 7 of our Articles of Incorporation, as amended, approval of the Plan and Dissolution requires approval by the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. If we fail to obtain the requisite approval, we will not be able to consummate the Plan and Dissolution.

Recommendation of Our Board of Directors

Our Board of Directors has determined that the Plan and Dissolution is expedient and in the best interests of Timeline and our shareholders. Our Board of Directors has approved the Plan and Dissolution and recommends that the shareholders vote in favor of the proposal to approve the Plan and Dissolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE PLAN AND OUR DISSOLUTION

RISK FACTORS IN CONNECTION WITH THE PLAN AND DISSOLUTION

You should carefully consider the following risk factors before you decide whether to vote for the proposal to approve the Plan and Dissolution. You should also consider the other information in this proxy statement and the additional information and risk factors in our other reports on file with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, and our Quarterly Reports on Form 10-QSB for the quarterly periods ended June 30, September 30, and December 31, 2007.

We may not meet the anticipated timing for the Dissolution and liquidation.

Promptly following the Meeting, if our shareholders approve the Plan and our Dissolution, we intend to file articles of dissolution with the Secretary of State of Washington and work toward the sale of our remaining assets and the winding up of our remaining business. We intend to substantially complete this sale and winding up as soon as practicable. After paying all of our liabilities and obligations, we may establish a contingency reserve to cover any unknown liabilities and distribute the remaining amount to shareholders as and when our Board of Directors deems appropriate. There are a number of factors that could delay our anticipated timetable, including the following:

•	delays in the disposition of our remaining assets;
•	unanticipated lawsuits or other claims asserted against us;
•	unanticipated legal, regulatory or administrative requirements; and
•	delays in settling our remaining obligations.

We cannot determine with certainty the amount of distributions that will be made to our shareholders.

We cannot determine with precision at this time the amount of distributions to our shareholders pursuant to the Plan. This determination depends on a variety of factors, including, but not limited to, the amount required to settle known and unknown debts and liabilities, the resolution of any contingent liabilities, the net proceeds, if any, from the sale of our remaining assets, and other factors.

We may not be able to settle all of our obligations to creditors.

We have current obligations to creditors. Our estimate of ultimate distributions to our shareholders takes into account all of our known obligations and our best estimate of the amount reasonably required to satisfy such obligations. As part of our Dissolution process, we will attempt to settle those obligations with our creditors. We may not be able to settle all of these obligations. If we do settle them, they may not be able to be settled for the amounts we have estimated for purposes of calculating the likely distribution to shareholders. If we are unable to reach agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against us. Amounts required to settle obligations or defend lawsuits in excess of the estimated amounts will result in distributions to shareholders that are smaller than those that we presently estimate or may eliminate distributions entirely.

We will continue to incur claims, liabilities and expenses, which will reduce the amount available for distribution to shareholders.

We will continue to incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities costs, legal, accounting and consulting fees and miscellaneous office expenses) as we wind up. These expenses will reduce the amount ultimately available for distribution to our shareholders.

We will continue to incur the expenses of complying with public company reporting requirements.

We currently comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to curtail these expenses, and regardless of whether shareholders approve the dissolution, during 2008 we intend to file an application with the SEC to deregister our common stock. If the shareholders approve the dissolution, we intend to deregister with the SEC after filing our articles of dissolution with the Washington Secretary of State. If the shareholders do not approve the dissolution, our Board will determine the appropriate time to deregister. Once we deregister with the SEC, our shares will no longer be eligible to be traded on the OTC Bulletin Board.

Each shareholder may be liable to our creditors for an amount up to the amount distributed to such shareholder by us if our reserves for payments to creditors are inadequate.

Once we file the articles of dissolution with the Secretary of State of Washington, the legal effect will be to dissolve the Company. However, pursuant to Washington law, we will continue to exist as a non-operating entity for three years after the Dissolution becomes effective for the purpose of prosecuting and defending lawsuits, settling and closing our business, disposing of our property, discharging our liabilities and distributing to our shareholders any remaining assets. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our shareholders could be held liable for payment to our creditors up to the amount distributed to such shareholder in the liquidation. In such event, a shareholder could be required to return up to all amounts received as distributions pursuant to the Plan and ultimately could receive nothing under the Plan. Moreover, even though a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount will not result in a recalculation of the gain or loss on the liquidation. Instead, a shareholder’s repayment will generally be deductible as a capital loss in the year in which the contingent liability is paid, and such capital loss cannot be carried back to offset any liquidation gain recognized earlier. See “Certain Federal Income Tax Consequences.” We cannot assure you that the contingency reserve that we will establish will be adequate to cover all expenses and liabilities.

Recordation of transfers of our common stock on our stock transfer books will be restricted as of the Final Record Date, and thereafter it generally will not be possible for shareholders to change record ownership of our stock.

We intend to discontinue recording transfers of our common stock at the close of business on the date of filing the articles of dissolution (the “Final Record Date”). Thereafter, certificates representing our common stock will be deemed cancelled and will not be assignable or transferable on the books of the transfer agent except by will, intestate succession or operation of law, and will no longer be traded in the open market.

After the Final Record Date, we intend to make liquidation distributions pursuant to the Plan and deregister our common stock. The liquidation distributions under the Plan shall be in complete cancellation of all of the outstanding shares of our common stock. From and after the Final Record Date, and subject to applicable law, our common stock will be treated as no longer being outstanding and each holder of our common stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan. The proportionate interests of all of the shareholders of the Company will be fixed in the books of the Company on the basis of their respective stock holdings at the close of business on the Final Record Date. Further, after the Final Record Date, any distributions that we make will be made solely to the shareholders of record at the close of business on the Final Record Date (except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law).

Shareholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us, which may be up to three years after our Dissolution.

As a result of our liquidation, for federal income tax purposes shareholders will recognize a gain or loss equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of any property distributed to them (reduced by any liability assumed or subject to which it is taken), and (2) their tax basis in their shares of our capital stock. A shareholder’s tax basis in our shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto. A shareholder generally may recognize a loss only when he, she or it has received a final distribution from us, which may be three years or more after our Dissolution.

Our Board of Directors may abandon or delay implementation of the Plan and our Dissolution, even if approved by our shareholders.

Even if the Plan and our Dissolution are approved by our shareholders, our Board of Directors has reserved the right, in its discretion, to abandon or delay implementation of the Plan and our Dissolution, if it determines that doing so is in the best interests of the Company and our shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DISSOLUTION

The following discussion is a general summary of the material U.S. federal income tax consequences of the Plan to the Company and our shareholders, but does not purport to be a complete analysis of all the potential tax effects. Tax considerations applicable to particular shareholders will depend on the shareholder’s individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan.

Liquidation distributions pursuant to the Plan may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and we will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment. If any tax consequences prove not to be as anticipated and described herein, the result could be increased taxation at the corporate or shareholder level.

Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Plan and our Dissolution, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Consequences to Timeline

Commencing with shareholder approval of the Plan and our Dissolution and until the liquidation is completed, we will continue to be subject to U.S. federal income tax on any taxable income, such as interest income, gain from the sale of our assets or income from operations. If assets are distributed in kind, we would recognize gain or loss as if the assets were sold for fair market value consideration. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized upon distribution of an asset in an amount equal to the difference between the fair market value of the asset (increased by any liability assumed or taken subject to) and the adjusted tax basis in the asset. However, because we anticipate that only cash liquidation distributions will be made, we should not recognize gain or loss on the liquidation distribution to shareholders pursuant to the Plan. Accordingly, the Dissolution should not produce a corporate tax liability for federal income tax purposes.

Consequences to Shareholders

Amounts received by shareholders pursuant to the liquidation will be treated as full payment in exchange for their shares of our common stock. As a result of our liquidation, a shareholder will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value, at the time of distribution, of any property distributed, less any liability assumed or to which distributed property is subject, and (2) such shareholder’s tax basis in the shares of common stock. A shareholder’s tax basis in the shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto.

A shareholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates and for different prices. Each liquidation distribution will be allocated proportionately to each share of stock owned by a shareholder. Gain will be recognized in connection with a liquidation distribution only to the extent that the aggregate value of all liquidation distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. Any loss generally will be recognized only when a shareholder receives our final distribution to shareholders, and then only if the aggregate value of the liquidation distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss, provided the stock is held as a capital asset, and will be long-term capital gain or loss if the share has been held for more than one year.

In the unlikely event that there is an in-kind distribution of property other than cash, the shareholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the shareholder’s future sale of that property will be measured by the difference between the shareholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of each of our taxable years, we will provide our shareholders and the IRS with a statement of the amount of cash distributed to shareholders and our best estimate as to the value of any property distributed to them during that year. The IRS could challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions to our shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring that shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a shareholder is required to satisfy any corporate liability not fully covered by our Contingency Reserve, if any, payments by a shareholder in satisfaction of such contingent liabilities would generally produce a capital loss in the year paid. Such capital loss is permitted to offset other capital gains occurring within the same tax year without limitation. Such a capital loss in the hands of an individual shareholder is subject to limitation as an offset against ordinary income up to $3,000 (including married filing jointly), except that the limitation for a married individual filing a separate return is $1,500. Further, such capital loss in the hands of an individual shareholder can be carried forward indefinitely to succeeding years but cannot be carried back to a prior year in order to offset any capital gain recognized on the liquidation distribution in that prior year.

Back-Up Withholding

Unless a shareholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the shareholder may be subject to back-up withholding tax with respect to any payments received pursuant to the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Taxation of Non-United States Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

State and Local Taxes

Shareholders may also be subject to state or local taxes and should consult their own tax advisors with respect to the state and local tax consequences of the Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table shows how much of our common stock was beneficially owned as of April 29, 2008, by (i) each known holder of 5% or more of our common stock, (ii) each director and director nominees, (iii) our executive officer and (iv) all directors and executive officer as a group. The information in this table is based upon information supplied by our executive officer, directors and principal shareholders. To our knowledge and except as set forth in the footnotes to the table, each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless indicated otherwise, each holder’s address is c/o Timeline, Inc., 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101.

The column labeled “Options/Warrants” below reflects shares of common stock that are subject to options or warrants that are currently exercisable or will become vested or exercisable within 60 days of April 29, 2008. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 3,899,298 shares outstanding at the close of business on April 29, 2008.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares	Options/Warrants Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Total

Charles R. Osenbaugh(1)	425,364	225,000	650,364	15.7%
Donald K. Babcock	157,537	-	157,537	4.0
Kent L. Johnson	54,872	-	54,872	1.4
Terry Harvey	214,741	10,000	224,741	5.8
All directors and executive officers as a group (four persons)(2)	852,514	235,000	1,087,514	26.3%

(1)
Option numbers include an aggregate of 25,000 shares issuable under a performance-based stock option held by Mr. Osenbaugh which vests and becomes exercisable when the common stock closes trading at $7.50 or more per share for 10 consecutive days, or on June 1, 2009, provided Mr. Osenbaugh is then in our employment. Share numbers do not include 15,015 shares held in an individual retirement account belonging to Mr. Osenbaugh’s spouse, 5,000 shares held in trust for Mr. Osenbaugh’s niece, and 1,000 shares held in each of Mr. Osenbaugh’s two daughters’ accounts, for all of which shares Mr. Osenbaugh disclaims beneficial interest.

(2)	Consists of Messrs. Osenbaugh, Babcock, Johnson, and Harvey.

WHERE YOU CAN FIND MORE INFORMATION

Timeline files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Timeline files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

The SEC also permits us to “incorporate by reference” into this Proxy Statement important business and financial information about the Company that is not included in or delivered with this Proxy Statement. The following documents that we filed with the SEC are incorporated by reference into this Proxy Statement (excluding portions thereof that are deemed furnished and not filed):

•	Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007;
•	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007;
•	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007; and
•	Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007.

You may obtain copies of any of the documents incorporated by reference through the Company or the SEC, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in the document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Company at the following address: Timeline, Inc., 1700 Seventh Avenue, Ste. 2100, Seattle, WA 98101.

This proxy statement is dated April 30, 2008. There may be changes in our business and affairs from the date of this Proxy Statement, which are not reflected in this document. We have not authorized anyone to give any information or make any representation about the matters addressed in this Proxy Statement that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

SHAREHOLDER PROPOSALS

If the Plan and our Dissolution is approved, we do not expect to have an annual meeting of shareholders after the Special Meeting and, therefore, we are not providing instructions as to how shareholders can make proposals for future meetings.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Charles R. Osenbaugh

Charles R. Osenbaugh
President and Chief Executive Officer

Seattle, WA
April 30, 2008

ANNEX A

AGREEMENT

This agreement (“Agreement”) is entered into by and between TIMELINE, INC. (“Assignor”), a Washington corporation having a principal place of business at 1700 Seventh Avenue, Suite 2100, Seattle, WA 98101-1332, on behalf of itself and its affiliates, and ACACIA PATENT ACQUISITION LLC (“APAC”), a Delaware limited liability company having a principal place of business at 500 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (collectively referred to herein as the “Parties” and individually as “Party”). The effective date of this Agreement shall be the date on which the last Party executes this Agreement below (the ‘Effective Date”).

BACKGROUND

WHEREAS, Assignor is the sole and exclusive owner of U.S. Patents listed in Exhibit A attached hereto and all related patent applications, corresponding foreign patents and foreign patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are collectively referred to as the “Patents” (the "Patents"); and

WHEREAS, one or more of the Patents is subject to existing license agreements as set forth in Exhibit B (the “Existing Agreements”); and

WHEREAS, one or more of the Patents was or is the subject of prior actions or proceedings as set forth in Exhibit C (the “Prior Actions”); and

WHEREAS, Assignor desires to sell to APAC all of Assignor’s right, title and interest in and to the Patents and APAC, in turn, desires to acquire all right, title and interest in and to the Patents.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Assignor and APAC agree as follows:

1.	ASSIGNMENT

1.1.
Assignment. Effective upon the date of Acceptable Completion as set forth in Section 1.3 and subject to receipt of Shareholder Approval as set forth in Section 1.5, Assignor assigns, conveys, transfers and sells to APAC the entire right, title, and interest in and to the Patents, including without limitation, all rights of Assignor to sue for past, present and future infringement of the Patents, including the right to collect and receive any damages, royalties, or settlements for such infringements, all rights to sue for injunctive or other equitable relief, and any and all causes of action relating to any of the inventions or discoveries described in the Patents, and all goodwill in connection with the foregoing. Assignor shall execute and deliver to APAC a separate Assignment, which is attached hereto as Exhibit D, and such other documents as APAC shall reasonably require in order to comply with the terms set forth in this Agreement.

1.2.
Investigation Period. Assignor acknowledges and agrees that APAC shall undertake and perform a due diligence investigation of the Patents during the period of up to sixty (60) days following the Effective Date (the “Investigation Period”). In consideration of APAC’s due diligence investigation of the Patents, Assignor agrees that, during the Investigation Period and for the period up to and until the completion of the Shareholder Approval process as set forth in Section 1.5, Assignor shall not discuss, negotiate or pursue with any third parties any offers or proposals with respect to or otherwise relating to any of the Patents. Assignor agrees to cooperate with APAC and to promptly provide to APAC any reasonably requested information regarding the Patents, including prompt delivery for receipt by APAC no later than seven (7) days following the Effective Date of a copy of the complete prosecution history of each of the Patents (each a “File History”) and copies of all files, information and documents in Assignor’s possession or control relating to the Patents. In the event that (i) any of the File Histories or (ii) any of the files, information and documents relating to the Patents are not delivered to APAC within the seven (7) day period following the Effective Date, the Investigation Period shall be automatically extended by the greater of the number of days for which (i) the last of the File Histories or (ii) any files, information and documents relating to the Patents is delayed. Upon completion of the Investigation Period, APAC shall provide written notice to Assignor of its conclusion regarding the investigation of the Patents. The Investigation Period will commence on the Effective Date and conclude on the earlier of: (i) 11:59 P.M. PST, sixty (60) calendar days following, but not including, the Effective Date, subject to the extensions set forth in this Section 1.2; or (ii) such time within the Investigation Period as APAC transmits written notice to Assignor of its conclusion regarding the investigation of the Patents.

1.3.
Due Diligence Completion. If APAC determines, in its sole and absolute discretion, that the Patents are acceptable during the Investigation Period and transmits written notice to Assignor that the Patents are acceptable (“Acceptable Completion”), then this Agreement shall continue with full force and effect following such Acceptable Completion of the Investigation Period. Otherwise, if APAC determines, in its sole and absolute discretion, that the Patents are not acceptable, or if APAC fails to provide written notice to Assignor upon completion of the Investigation Period of its determination that the Patents are acceptable, then (i) APAC shall have no payment obligations or liability to Assignor hereunder; and (ii) this Agreement shall automatically terminate upon completion of the Investigation Period. For the purposes of this Section 1.3, written notice of Acceptable Completion may be sent by first class mail, facsimile, recorded delivery or electronic mail.

1.4.
Obligations of Assignor during the Investigation Period. Notwithstanding anything to the contrary in this Agreement, during the Investigation Period, Assignor will (i) pay all U.S. and Foreign maintenance fees with respect to the Patents on or before their due dates; and (ii) continue the prosecution of any and all activities, matters and proceedings before the United States Patent and Trademark Office (the “USPTO”) and foreign patent offices relating to the Patents, including without limitation any reissues or reexaminations of any issued United States patent, the prosecution of any United States or foreign patent applications and the continuing prosecution of any pending United States or foreign patent applications among the Patents. Any costs, fees and expenses related to such maintenance, prosecution of the Patents, attorney fees incurred in the negotiation of this Agreement or consulting support provided by Assignor to APAC during the Investigation Period will be borne by Assignor.

1.5.
Shareholder Approval. APAC acknowledges and agrees that Assignor’s obligations under this Agreement to assign, convey, transfer and sell to APAC the entire right, title, and interest in and to the Patents, is subject to obtaining shareholder approval representing at least a majority of the outstanding shares of Assignor common stock (“Shareholder Approval”). If Shareholder Approval is not obtained within ninety (90) days following the Effective Date, this Agreement shall automatically terminate. Promptly following execution of this Agreement, Assignor shall prepare a proxy statement for the solicitation of approval of the shareholders of Assignor of this Agreement and the transfer of the Patents. APAC cooperate with Assignor and shall provide such information about APAC as Assignor shall reasonably request or as required by the SEC and as necessary for completion of the proxy statement.

2.	CONSIDERATION

2.1.
Purchase Price. In consideration of the rights assigned to APAC hereunder and upon Acceptable Completion, as determined by APAC in its sole and absolute discretion, of the Investigation Period, APAC shall pay Assignor a one-time payment of One Million, Two Hundred Thousand (USD $1,200,000.00) U. S. Dollars (“Purchase Price”), which shall be due and payable within fifteen (15) days following APAC’s receipt of a fully executed separate assignment (as of the form set forth in Exhibit D) to be provided by Assignor only following APAC’s Acceptable Completion.

2.2.
Assignor Availability. At the request and cost of APAC, the Assignor shall assist the prosecution of any pending assigned Patent applications to grant and will execute all such documents and do all such acts as may be necessary or proper to obtain the acceptance of the application and for procuring the grant of a patent pursuant to the Patent application.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Assignor Warranties. Assignor represents and warrants to APAC that, as of the Effective Date hereof:

3.1.1.
Assignor is the sole owner of the Patents and has all right, title, claims, interest and privileges arising from such ownership, free and clear of any liens, security interests, encumbrances, rights or restrictions;

3.1.2.	the identity of all inventors of the inventions described in the Patents has been fully disclosed to the U.S. Patent Office as required by U.S. law;

3.1.3.
except for the Existing Agreements set forth in Exhibit B, the Patents and the inventions described in the Patents are (i) not the product or subject of any joint development activity or agreement with any third party; (ii) not the subject of any consortia agreement, including without limitation, any standards setting organization or association; (iii) not the subject of any cross-license; and (iv) have not been financed in whole or in part by any third party;

3.1.4.	the Patents remain in full force and effect as of the Effective Date of this Agreement;

3.1.5.
Exhibit B attached hereto entitled ‘Existing Agreements’ includes all licenses, covenants, transfers or other conveyances to other persons or entities, of any rights, title, claims, interest or privileges with respect to the Patents. Except for the Existing Agreements detailed in Exhibit B, Assignor has not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other person or entity any of its rights, title, claims, interest or privileges with respect to the Patents;

3.1.6.
Exhibit A includes all related patents, patent applications, foreign counterparts, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are in the same respective patent family or families as the Patents;

3.1.7.	all maintenance fees that have become due with respect to the Patents have been paid in full;

3.1.8.
except for the Prior Actions detailed in Exhibit C attached hereto, the Patents are not and have not been subject to any action or proceeding concerning their validity, enforceability, inventorship or ownership;

3.1.9.
Assignor has no knowledge of any facts that could give rise to a claim that the Patents are invalid or unenforceable; and Assignor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patents or preclude their enforceability;

3.1.10.
Assignor has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement; and

3.1.11.
the execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Assignor is a party.

3.2.	APAC Warranties. APAC represents and warrants to Assignor that, as of the Effective Date hereof:

3.2.1.	APAC is a company duly organized and in good standing under the laws of Delaware;

3.2.2.	APAC has authority to enter into this Agreement and implement its terms; and

3.2.3.	the person executing this Agreement on behalf of APAC is duly authorized to do so.

4.	GOVERNING LAW AND CONSENT TO JURISDICTION

4.1.
Choice of Laws. This Agreement shall be governed by and construed under applicable federal law and the laws of the State of California, excluding any conflict of law provisions. APAC and Assignor each irrevocably consent to the exclusive jurisdiction of any California state or federal court sitting in the Central District of California, over any suit, action or proceeding arising out of or relating to this Agreement. APAC and Assignor hereby waive personal service of any summons, complaint, or other process in any action in any California state or federal court sitting in the Central District of California, and agree that all service thereof may be made by (i) certified or registered mail, return receipt requested, to the other Party’s address identified in the opening paragraph of this Agreement; or (ii) by such other method authorized by the California Long Arm Statute.

4.2.
Product Liability. Neither APAC nor Assignor shall be liable for any consequence or damage arising out of or resulting from the manufacture, use or sale of products under the Patents. In no event shall any Party be entitled to special, indirect, consequential damages, including lost profits, or punitive damages for breach of this Agreement.

5.	CONFIDENTIALITY

5.1.
All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement, shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law, they shall not disclose any Confidential Information and shall use the Confidential Information only for the purposes set forth herein. Assignor acknowledges that APAC’s parent company, Acacia Research Corporation (“Acacia”), is a publicly traded company, and that Acacia may be required to publicly disclose the signing of this Agreement, as well as certain terms of the Agreement. In addition, APAC acknowledges that Assignor is also a publicly traded company, and that Assignor may also be required to publicly disclose the signing of this Agreement as well as certain terms of the Agreement. In addition, Assignor may make disclosures regarding this Agreement in connection with the proxy statement to solicit and obtain the Shareholder Approval. Either party may disclose Confidential Information to its financial and legal advisors subject to confidentiality obligations at least as stringent as those provided in this Agreement. Confidential Information shall not include information that: (i) was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure; (ii) has passed into the public domain prior to or after its disclosure, otherwise than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving Party; or (iii) was subsequently disclosed, otherwise than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.

5.2.
Preservation of Privilege. The Parties agree that they may disclose Confidential Information in furtherance of their common legal interest in exploring business opportunities involving the Patents, including litigation involving one or more of such Patents. Such Confidential Information may be subject to the attorney-client privilege, work product doctrine or other applicable privilege. The parties understand and agree that it is their desire, intention and mutual understanding that the sharing of such Confidential Information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Section shall be interpreted to mean that a party hereto would be prevented from using Confidential Information in a legal proceeding against the other party hereto based upon a dispute arising out of this Agreement; provided that the other party has been notified in advance of such use or disclosure and been afforded sufficient opportunity to seek and obtain confidential treatment by the court or other entity having jurisdiction over the matter at hand.

6.	MISCELLANEOUS

6.1.
Notice. All notices or communications which either Party may desire, or be required, to give or make to the other shall be in writing and shall be deemed to have been duly given or made if and when forwarded by registered mail, certified mail, facsimile or recognized overnight courier to the address set forth above in this Agreement or to such other address as a Party shall give to the other in writing delivered at the last address specified in the manner prescribed by this Agreement.

6.2.
Successors. This Agreement shall inure to the benefit of, and be binding upon the respective successors, assigns, heirs, beneficiaries and personal representatives of Assignor and APAC. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person (other than the Parties and their respective permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

6.3.	No Waiver. The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

6.4.	Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to its subject matter and may not be modified or amended, except in writing by the Parties.

6.5.
Provision Invalidity. If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

6.6.
Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a signature page shall be considered an original for purposes of this Agreement.

6.7.	Headings. The headings contained in this Agreement have been inserted for convenient reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

TIMELINE, INC.		ACACIA PATENT ACQUISITION LLC

By:	/s/ Charles Osenbaugh	By:	/s/ Dooyong Lee

Print Name: Charles Osenbaugh		Print Name: Dooyong Lee

Title: President		Title: Executive Vice President

Date: April 7, 2008		Date: April 7, 2008

EXHIBIT A

U.S. PATENTS & APPLICATIONS

US Patent No.	US Appl. No.	Filing Date	Issue Date	Title
5359729	08/162,839	12-03-1993	10-25-1994	METHOD FOR SEARCHING FOR A GIVEN POINT IN REGIONS DEFINED BY ATTRIBUTE RANGES, THEN SORTED BY LOWER AND UPPER RANGE VALUES AND DIMENSION

	*07/707,885	05-31-1991		TABLE PROCESSING TECHNIQUE PARTICULARLY SUITABLE FOR ELECTRONIC SPREADSHEETS
5802511	08/593,118	02-01-1996	09-01-1998	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
	*09/318,076	05-25-1999		DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
	*10/095,629	03-11-2002		DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
6023694	09/106,538	06-29-1998	02-08-2000	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
6026392	09/106,740	06-29-1998	02-15-2000	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
6625617	09/733,400	12-08-2000	09-23-2003	MODULARIZED DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
	*08/582,062	01-02-1996		DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
6631382	09/628,541	07-31-2000	10-07-2003	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
6738757	09/416,460	10-12-1999	05-18-2004	SYSTEM FOR DATABASE MONITORING AND AGENT IMPLEMENTATION
	*60/137,091	06-02-1999		SYSTEM FOR DATABASE MONITORING AND AGENT IMPLEMENTATION

* EXPIRED OR ABANDONED

FOREIGN PATENTS & APPLICATIONS

Foreign Patent No.	Application No.	Filed	Country	Title
WO9724658A1	PCT/US96/20366	12-20-1996	PCT	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
WO0000909A1	PCT/US99/12723	06-07-1999	PCT	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
IL139665	IL1999000139665	06-07-1999	Israel	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
IL125129	IL1996000125129	12-20-1996	Israel	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY

Foreign Patent No.	Application No.	Filed	Country	Title
CA2240663	CA1996002240663	12-20-1996	Canada	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
AU0729275	AU1997000013398	12-20-1996	Australia	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
AU0772658	AU1999000043359	06-07-1999	Australia	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
HK1018328	HK1999000103011	07-13-1999	Hong Kong	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
CN1163821	CN1996000199475	12-20-1996	China	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
CN198853	N/A	N/A	China	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
MX212383	N/A	N/A	Mexico	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
MX218620	N/A	N/A	Mexico	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
0538547	N/A	N/A	Korea	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
80171	N/A	N/A	Singapore	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY
53983	N/A	N/A	Singapore	DATA RETRIEVAL METHOD AND APPARATUS WITH MULTIPLE SOURCE CAPABILITY

EXHIBIT B

EXISTING AGREEMENTS

PARTY	EFFECTIVE DATE
KANA Software Inc.(Formerly Broadbase Software, Inc.)	1999
Business Objectives (Formerly Seagate -Crystal)	1998
Business Objectives (Formerly SRC)	2005
IBM + Cognos	2004
Fidelity National Information Solutions	2003
Global Software Inc.	2005
Lawson Software Inc.	2001
Microsoft +Proclarity	1999; 2007
Oracle +Hyperion	2001
Sage Software	2006
Group One (Assigned by Sagent Technology)	2001
Global Solutions, Inc.	2008
Sun Microsystems, Inc.	2008
Noetix Corporation	2003

EXHIBIT C

PRIOR ACTIONS

Timeline v. Lawson Software, Inc NO. C01-1076C

Timeline v. Oracle Corporation NO. C00-1140Z

Timeline v. Sagent Technologies, Inc NO. C99-0414C

Timeline v. Hyperion Solutions Corporation NO. C01-0977C

Timeline v. Microsoft Corporation NO. 07-2-18149-1 SEA

Timeline v. Congos Corporation & Congos, Inc. NO. C03-2830P

Timeline v. Proclarity Corporation NO. CV05-1013 JLR

Timeline v. Clarus Corporation NO. 2:98-cv-01431-TSZ

Timeline v. Broadbase NO. 2:99-cv-01172-RSL

EXHIBIT D

ASSIGNMENT

WHEREAS, TIMELINE, INC., a Washington corporation having a place of business at 1700 Seventh Avenue, Suite 2100, Seattle, WA 98101-1332 (hereafter, together with any successors, legal representatives or assigns thereof, called "Assignor") is the owner of the entire right, title, and interest and assignee of the U.S. Patents listed in Exhibit A attached hereto.

AND WHEREAS, ACACIA PATENT ACQUISITION CORPORATION, a Delaware corporation having a place of business at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660 (hereafter, together with any successors, legal representatives or assigns thereof, called "ASSIGNEE") wants to acquire the entire right, title and interest in and to said the U.S. Patents listed in Exhibit A attached hereto; and all the inventions therein, and Assignor is willing to enter into such assignment.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) in hand paid and other good and valuable consideration the receipt of which from ASSIGNEE is hereby acknowledged, Assignor has sold, assigned, transferred and set over, and does hereby sell, assign, transfer and set over to ASSIGNEE the entire right, title and interest in and to the U.S. Patents listed in Exhibit A attached hereto, and all continuations, divisions, reexaminations, reissues and substitutes thereof, all inventions therein, including without limitation all rights to claim priority on the basis thereof, and any and all applications for patents which are or may hereafter be filed for this invention in any foreign country and all patents which may be granted on these inventions in any foreign country, and all extensions, renewals, and reissues thereof; and including without limitation, all rights to sue for past, present and future infringement, including the right to collect and receive any damages, royalties, or settlements for such infringements, all rights to sue for injunctive or other equitable relief, and any and all causes of action relating to any of the inventions or discoveries thereof;

Assignor hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreement in conflict with this Assignment;

Assignor hereby further covenants and agrees that it will communicate to ASSIGNEE any and all facts known to it respecting said patents, and testify in any legal proceeding, sign all lawful papers, execute and deliver all papers and take any actions that may be necessary or desirable to perfect the title to any aforementioned patents and inventions, execute all divisional, continuation, reexamination, reissue and substitute applications, and make all rightful oaths and generally do everything possible to aid ASSIGNEE to obtain and enforce proper patent protection for said inventions in all countries.

IN TESTIMONY WHEREOF, I hereunto set my hand this _____ day of __________________, 20____.

TIMELINE, INC.
(Assignor)

By

Name

Title

STATE OF	)
COUNTY OF	)

On ____________________________ , before me ____________________________________, Notary Public, personally appeared ____________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

ANNEX B

PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION
OF TIMELINE, INC.

WHEREAS, the Board of Directors and the shareholders of Timeline, Inc., a Washington corporation (the “Company”) wish to accomplish the complete dissolution and liquidation of the Company in accordance with pursuant to Chapter 23B.14 and other applicable provisions of the Washington Business Corporation Act, and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Approval and Adoption of Plan. This Plan shall become effective when all of the following steps have been completed:

(a) Resolutions of the Company’s Board of Directors.  The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i)	Complete Dissolution and Liquidation: The Board shall determine that it is deemed advisable for the Company to be dissolved and liquidated completely.

(ii)	Adoption of the Plan: The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii)
Sale of Assets:  The Board shall determine that, as part of the Plan, it is deemed expedient and in the best interests of the Company to sell all or substantially all of the Company’s property and assets in order to facilitate liquidation and distribution to the Company’s creditors and shareholders, as appropriate.

(b) Adoption of this Plan by the Company’s Shareholders.  The holders of a majority of the voting power represented collectively by the outstanding shares of the Company’s common stock (the “Common Stock”) entitled to vote thereon shall have adopted this Plan, including the dissolution of the Company and those provisions authorizing the Board to sell all or substantially all of the Company’s assets in connection therewith, by written consent or at a special meeting of the shareholders of the Company called for such purpose by the Board.

2. Dissolution and Liquidation Period. Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

(a) The filing of Articles of Dissolution of the Company (the “Articles of Dissolution”) pursuant to RCW 23B.14.030 (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;

(b) The publication of notice, in accordance with the terms of RCW 23B.14.030, of the Company’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once every three weeks.

(c) The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to RCW 23B.14.050;

(d) The collection and disposal of the Company’s assets in satisfaction of the Company’s liabilities, liens and security interests pursuant to RCW 23B.14.050;

(e) The negotiation and consummation of sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board deems such sales to be necessary, appropriate or advisable; and

(f) The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its shareholders pursuant to Sections 4 and 7 below.

The adoption of the Plan by the holders of the Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the Washington Business Corporation Act.

3. Authority of Officers and Directors. Prior to and after the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Washington law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan, provided that any such compensation shall be fair and reasonable with respect to the efforts extended by any recipient of such compensation. Adoption of this Plan by holders of a majority of the voting power represented collectively by the outstanding shares of Common Stock shall constitute the approval of the Company’s shareholders of the Board’s authorization of the payment of any such compensation.

The adoption of the Plan by the holders of the Company’s Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Washington and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with any applicable provision of the Washington Business Corporation Act; and (iv) to distribute all of the remaining funds of the Company and any unsold assets of the Company pari passu to the holders of the Company’s Common Stock.

4. Conversion of Assets Into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan.

5. Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Articles of Incorporation and By-laws or the Washington Business Corporation Act or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Articles of Incorporation and By-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7. Liquidating Distributions. Liquidating distributions, in cash or in kind, shall be made from time to time after the adoption of the Plan to the holders of record, at the close of business on the Effective Date as provided in Section 2 above, of outstanding shares of Common Stock of the Company, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with any applicable provision of the Washington Business Corporation Act. As provided in Section 10 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.

8. Amendment, Modification or Abandonment of Plan. If for any reason the Board determines that such action would be in the best interests of the Company, the Board may, in its sole discretion and without requiring further shareholder approval, revoke the Plan and all action contemplated thereunder, to the extent permitted by the Washington Business Corporation Act at any time within 120 days after the filing of the Articles of Dissolution. The Board may not amend or modify the Plan under circumstances that would require additional shareholder approval under the Washington Business Corporation Act and the federal securities laws without complying with the Washington Business Corporation Act and the federal securities laws. Upon the revocation or abandonment of the Plan, the Plan shall be void.

9. Cancellation of Stock and Stock Certificates. The distributions to the Company’s shareholders pursuant to Section 7 hereof shall be in complete cancellation of all of the outstanding shares of the Company’s Common Stock. From and after the Effective Date, and subject to applicable law, the Common Stock will be treated as no longer being outstanding and each holder of Common Stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 7 hereof. As a condition to receipt of any distribution to the Company’s shareholders, the Board, in its absolute discretion, may require the Company’s shareholders to (i) surrender their certificates evidencing their shares of Common Stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

10. Liquidation under Code Sections 331 and 336. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

11. Filing of Tax Forms. The appropriate officers of the Company are authorized and directed, within 30 days of the date of shareholder approval of this Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

ANNEX C

DISSENTERS’ RIGHTS STATUTE
CHAPTER 23B.13 RCW

Sections
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

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RCW 23B.13.010 Definitions. As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

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RCW 23B.13.020 Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholders’ shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

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RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [2002 c 297 § 35; 1989 c 165 § 142.]

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RCW 23B.13.200 Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220. [2002 c 297 § 36; 1989 c 165 § 143.]

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RCW 23B.13.210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 37; 1989 c 165 § 144.]

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RCW 23B.13.220 Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter. [2002 c 297 § 38; 1989 c 165 § 145.]

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RCW 23B.13.230 Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 39; 1989 c 165 § 146.]

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RCW 23B.13.240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 § 147.]

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RCW 23B.13.250 Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter. [1989 c 165 § 148.]

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RCW 23B.13.260 Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 § 149.]

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RCW 23B.13.270 After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [1989 c 165 § 150.]

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RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [2002 c 297 § 40; 1989 c 165 § 151.]

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RCW 23B.13.300 Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

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RCW 23B.13.310 Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

FORM OF
PROXY CARD

TIMELINE, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Timeline, Inc.

The undersigned shareholder of Timeline, Inc., a Washington corporation (the “Company”), hereby appoints Charles R. Osenbaugh and Kent L. Johnson, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of Shareholders (the “Special Meeting”) to be held on June 10, 2008, at 4:00 p.m. local time at Timeline, Inc., 1700 Seventh Avenue, Ste. 2100, Seattle, Washington 98101, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy Card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN THIS PROXY WITHOUT OTHERWISE GIVING VOTING DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

1.
To approve the sale of all of Timeline’s U.S and foreign patents, which represent substantially all of the assets of Timeline, to Acacia Patent Acquisition LLC, pursuant to the Agreement attached as Annex A attached to and as described in the Proxy Statement.

Mark X for only one box:

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.
To approve the Plan of Complete Dissolution and Liquidation of Timeline, Inc. in the form attached as Annex B to the Proxy Statement (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”), whether or not the sale of the patents to Acacia is consummated pursuant to the Agreement.

Mark X for only one box:

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE SPECIAL MEETING  ☐

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)__________________________________________________	Date_______________

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).